Exhibit 4.18

Third Supplemental Indenture
SUPPLEMENTAL INDENTURE, dated as of December 21, 2022 (this “Supplemental Indenture”), among Cornerstone Building Brands Services, Inc., a Delaware corporation (the “Subsidiary Guarantor”), Cornerstone Building Brands, Inc., a Delaware corporation (the “Company”), Wilmington Trust, National Association, as Trustee under the Indenture referred to below (the “Trustee”) and Wilmington Trust, National Association, as Note Collateral Agent under the Indenture referred to below (the “Note Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Company, each then-existing Guarantor from time to time party to the Indenture referred to below (the “Existing Guarantors”), the Trustee and the Note Collateral Agent have heretofore become parties to a Secured Notes Indenture, dated as of July 25, 2022 (as supplemented by the First Supplemental Indenture, dated as of July 25, 2022, and the Second Supplemental Indenture, dated as of July 25, 2022, and as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;
WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;
WHEREAS, the Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of the Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which the Subsidiary Guarantor has guaranteed, and on the Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings and term borrowings under the Senior Credit Agreements; and
WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company, the Existing Guarantors, the Trustee and the Note Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental

Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2. Agreement to Guarantee. The Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.
3. Termination, Release and Discharge. The Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.
4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.
5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Neither the Trustee nor the Note Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CORNERSTONE BUILDING BRANDS
SERVICES, INC.,
as Subsidiary Guarantor

By:	/s/ Mehling Siracusa
Name: Mehling Siracusa
Title: Vice President, Treasury

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Mehling Siracusa
Name: Mehling Siracusa
Title: Authorized Officer

WILMINGTON TRUST, NATIONAL
ASSOCIATION,
as Trustee

By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President

WILMINGTON TRUST, NATIONAL
ASSOCIATION,
as Note Collateral Agent

By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President